Exhibit 10.7

ASSET PURCHASE AGREEMENT

dated May 20, 2005

between

Cellular Express, Inc. and bcgi Technologies Ltd., as Buyers

and

PureSight, Inc. and PureSight Ltd., as Sellers

ARTICLE IV

PRE-CLOSING COVENANTS		15
4.1	Closing Efforts	15
4.2	Governmental and Third-Party Notices and Consents.	15
4.3	Stockholder Approval	16
4.4	Operation of Business	16
4.5	Access to Information	17
4.6	Termination of PureSight-Israel Employees	17
4.7	Exclusivity.	18

ARTICLE V

CONDITIONS TO CLOSING		18
5.1	Conditions to Obligations of each Party	18
5.2	Conditions to Obligations of the Buyer	18
5.3	Conditions to Obligations of the Sellers	20

ARTICLE VI

POST-CLOSING COVENANTS		20
6.1	Proprietary Information	20
6.2	Solicitation and Hiring.	20
6.3	Non-Competition.	21
6.4	Tax Matters	21
6.5	Sharing of Data.	21
6.6	Use of Name	21
6.7	Cooperation in Litigation	22
6.8	Collection of Accounts Receivable	22
6.9	Maintenance of Corporate Existence; Restriction on Dividends and Distributions	22
6.10	Transfer of Approved Enterprise Status	22
6.11	VAT	22

ARTICLE VII

INDEMNIFICATION		22
7.1	Indemnification by the Sellers	22
7.2	Indemnification by the Buyers	23
7.3	Indemnification Claims.	23
7.4	Survival of Representations and Warranties	25
7.5	Limitations.	25
7.6	Treatment of Indemnity Payments	26
7.7	Certain Offsets	26
7.8	Exclusive Remedy	26

ARTICLE VIII

TERMINATION		26
8.1	Termination of Agreement	26
8.2	Effect of Termination	27

ARTICLE IX

DEFINITIONS 27

ARTICLE X

MISCELLANEOUS		35
10.1	Press Releases and Announcements	35
10.2	No Third Party Beneficiaries	35
10.3	Entire Agreement	35
10.4	Succession and Assignment	35
10.5	Counterparts and Facsimile Signature	35
10.6	Headings	35
10.7	Notices	35
10.8	Governing Law	36
10.9	Amendments and Waivers	36
10.10	Severability	36
10.11	Expenses	36
10.12	Submission to Jurisdiction	36
10.13	Specific Performance	37
10.14	Construction.	37

Exhibits

Exhibit A –     Escrow Agreement

Exhibit B –     [Omitted]

Exhibit C-1 – PureSight-US Trademark Assignment

Exhibit C-2 – PureSight-Israel Trademark Assignment

Exhibit D-1 –         U.S. Instrument of Assumption

Exhibit D-2 –         Israeli Instrument of Assumption

Exhibit E –    Form employment agreement

Exhibit F-1 – Employment Agreement with Netta Mendelson

Exhibit F-2 – Employment Agreement with Royi Cohen Exhibit F-3 – Employment Agreement with Ouri Azoulay

Exhibit F-4 – Employee Waiver

Exhibit G-1 –         Opinion of Sellers’ U.S. Counsel

Exhibit G-2 –         Opinion of Sellers’ Israeli Counsel

Exhibit H –    Consulting Agreement with Cleve Adams

Schedules

Schedule 1.1(a) – Trademarks of PureSight-US

Schedule 1.1(b) – Excluded Assets

Schedule 1.3 – Payment and Allocation of Purchase Price

Schedule 1.6 – Allocation of Purchase Price

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of May 20, 2005 by and between Cellular Express, Inc., a Massachusetts corporation (“Cellular Express”), and bcgi Technologies, Ltd., a company organized under the laws of Israel (“BCGI-Israel”), on the one hand, and PureSight, Inc., a Delaware corporation (“PureSight-US”), and PureSight Ltd., a company organized under the laws of Israel (“PureSight-Israel”), on the other hand. Cellular Express and BCGI-Israel are each referred to herein as a “Buyer” and collectively as the “Buyers”. PureSight-US and PureSight-Israel are each referred to herein as a “Seller” and collectively as the “Sellers”.

This Agreement contemplates a transaction in which the Buyers will purchase substantially all of the assets and assume certain of the liabilities of the Sellers.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

THE ASSET PURCHASE

Purchase and Sale of Assets.

Upon and subject to the terms and conditions of this Agreement, the Buyers shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyers, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets, such that (i) PureSight-US shall sell, transfer, convey, assign and deliver to the Buyer only the trademarks listed in Schedule 1.1(a) and those agreements to which PureSight-US is a party (other than those listed on Schedule 1.1(b) and (ii) PureSight-Israel shall sell, transfer, convey, assign and deliver to the Buyer all of the other Acquired Assets.

Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

Assumption of Liabilities.

Upon and subject to the terms and conditions of this Agreement, the Buyers shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyers shall not assume or become responsible for, and the Sellers shall remain liable for, the Retained Liabilities.

Purchase Price. The Purchase Price to be paid by the Buyers for the Acquired Assets at the Closing shall be a total of US $5,800,000 in cash. In addition, at the Closing, BCGI-Israel shall pay to PureSight-Israel the VAT. Each of the Buyers shall pay a portion of the Purchase Price to the respective Seller in accordance with the schedule attached hereto as Schedule 1.3. Notwithstanding the foregoing, the amount of the Purchase Price to be delivered to the Sellers at the Closing shall be reduced by the amount, if any, that the Buyers have advanced to Sellers prior to the Closing.

Escrow. At the Closing, US $550,000 (the “Escrow Amount”) of the Purchase Price payable by the Buyers at Closing shall be paid by the Buyers to the Escrow Agent for the purpose of securing the indemnification obligations of the Sellers set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

The Closing.

The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Waltham, Massachusetts commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

At the Closing:

the Sellers shall deliver to the Buyers the various certificates, instruments and documents referred to in Section 5.1;

the Buyers shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 5.2;

Each Seller shall execute and deliver to the Buyers one or more trademark assignments in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2, as applicable, and such other instruments of conveyance (such as real estate deeds, assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyers may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyers of valid ownership of the Acquired Assets;

each Buyer shall execute and deliver to the Sellers an instrument of assumption in substantially the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable, and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyers of the Assumed Liabilities;

the Buyers shall pay to the Sellers, payable by wire transfer or other delivery of immediately available funds to an account designated by the Sellers, the Purchase Price set forth in Section 1.3, less the amount to be deposited in escrow pursuant to Section 1.4, in accordance with the allocation set forth on Schedule 1.3 attached hereto;

the Buyers, the Sellers and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyers shall deposit the Escrow Amount, by wire or other delivery of immediately available funds, with the Escrow Agent in accordance with Section 1.4;

the Sellers shall deliver to the Buyers, or otherwise put the Buyers in possession and control of, all of the Acquired Assets of a tangible nature; and

the Buyers and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

Allocation. The Buyers and the Sellers agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.

Further Assurances. At any time and from time to time after the Closing, at the request of the Buyers and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyers may reasonably request to more effectively transfer, convey and assign to the Buyers, and to confirm the Buyers’ rights to, title in and ownership of, the Acquired Assets and to place the Buyers in actual possession and operating control thereof.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, jointly and severally, represents and warrants to the Buyers that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrases “to the knowledge of the Sellers” or “the Sellers are not aware of” or any phrase of similar import shall be deemed to refer to the actual knowledge of Netta Mendelson, Royi Cohen, Ouri Azoulay and Cleve Adams, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Sellers with respect to the matter in question.

Organization, Qualification and Corporate Power. PureSight-US is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware, and PureSight-Israel is a company duly organized, validly existing and in corporate and tax good standing under the laws of Israel. Each Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed next to such Seller’s name in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of such Seller’s businesses or the ownership or leasing of its properties requires such qualification. Each Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PureSight-US has furnished to the Buyers complete and accurate copies of its Certificate of Incorporation and by-laws and PureSight-Israel has furnished to the Buyers complete and accurate copies of its most recently updated Articles of Association. Neither Seller is in default under or in violation of any provision of its Certificate of Incorporation, by-laws or its most recently updated Articles of Association, as the case may be.

Capitalization.

The authorized capital stock of PureSight-US consists of (A) 18,250,000 shares of common stock, $.001 par value per share, of which, as of the date of this Agreement, 40 shares were issued and outstanding and no shares were held in the treasury of the Seller, and (B) 13,750,000 shares of Preferred Stock, $.001 par value per share, of which (i) 1,561,224 shares have been designated as Series A Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, (ii) 1,758,991 shares have been designated as Series A1 Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, (iii) 28,560 shares have been designated as Series A2 Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, (iv) 93,840 shares have been designated as Series A3 Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding and (v) one share has been designated as Series A4 Convertible Preferred Stock, of which, as of the date of this Agreement, one share was issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all stockholders of PureSight-US, indicating the number and class or series of shares of capital stock of such Seller held by each stockholder and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any of capital stock of such Seller, indicating (A) the holder thereof and (B) the number and class or series of capital stock of such Seller subject thereto and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible. There are no outstanding agreements or commitments to which PureSight-US is a party or which are binding upon such Seller providing for the redemption of any of its capital stock.

The authorized capital stock of PureSight-Israel consists of 3,600,000 ordinary shares, NIS 0.01 par value per share, of which, as of the date of this Agreement, 153,639 shares were issued and outstanding. All of the issued and outstanding shares of capital stock of PureSight-Israel are held of record and beneficially owned by PureSight-US. PureSight-Israel has never granted any options or similar rights to purchase shares of its capital stock to any person.

Authorization of Transaction. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and, subject to the Requisite Stockholder Approval in the case of PureSight-US to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the performance by each Seller of this Agreement and the Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and, subject to the Requisite Stockholder Approval in the case of PureSight-US, stockholder action on the part of each Seller. Without limiting the generality of the foregoing, the Board of

Directors of PureSight-US, at a meeting duly called and held, by the unanimous vote of all directors determined that the sale of assets contemplated by this Agreement is fair to and in the best interests of the Seller and its stockholders, approved this Agreement in accordance with the Delaware General Corporation Law, directed that such asset sale be submitted to the stockholders of such Seller for their approval, and resolved to recommend that the stockholders of such Seller vote in favor of the approval of such asset sale. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by each Seller, will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its respective terms.

Noncontravention. Neither the execution and delivery by either Seller of this Agreement or the Ancillary Agreements, nor the consummation by either Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of PureSight-US or the Articles of Association of PureSight-Israel, (b) except as set forth in Section 2.4(b) of the Disclosure Schedule, require on the part of either Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which either Seller is a party or by which either Seller is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of either Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Seller or any of their respective properties or assets.

Subsidiaries. Other than PureSight-Israel, which is a wholly-owned subsidiary of PureSight-US, neither Seller owns, controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

Financial Statements. The Sellers have provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Sellers as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Sellers; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) neither Seller has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

Undisclosed Liabilities. Neither Seller has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are reflected on the Final Closing Balance Sheet and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

Tax Matters.

Each Seller has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither Seller is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Sellers are or were members. Each Seller has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Sellers for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither Seller has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Sellers during a prior period) other than the Sellers. All Taxes that either Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

The Sellers have delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by PureSight-US since inception and PureSight-Israel since 2002. The federal income Tax Returns of PureSight-US have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. The Sellers have delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of either Seller together with all related examination reports and statements of deficiency for all periods from and after December 31, 2001. No examination or audit of any Tax Return of either Seller by any Governmental Entity is currently in progress, nor are the Sellers aware of any such examination or audit being threatened or contemplated. Neither Seller has been informed by any jurisdiction that the jurisdiction believes that either Seller was required to file any Tax Return that was not filed. Neither Seller has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

Ownership and Condition of Assets.

The Sellers are the true and lawful owners, and have good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a)(i) of the Disclosure Schedule. Upon execution and delivery by the Sellers to the Buyers of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyers will become the true and lawful owners of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.10(a)(ii) of the Disclosure Schedule.

The Acquired Assets are sufficient for the conduct of the Sellers’ businesses as presently conducted and constitute all assets (other than the Excluded Assets) used by the Sellers in such businesses. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is reasonably suitable for the purposes for which it presently is used. PureSight-US does not own, license or otherwise use any assets (tangible or intangible), other than the trademarks listed on Schedule 1.1(b), the shares of capital stock of PureSight-Israel, and is not party to any agreement other than the PureSight Loan Agreement.

Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP) indicating the cost, accumulated book depreciation (if any) and the Tangible Net Book Value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000.

Each item of equipment and other asset that is being transferred to the Buyers as part of the Acquired Assets and that either Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, if such equipment or other asset is returned to its lessor or owner in its current condition under the applicable lease or contract, all obligations to such lessor or owner will have been discharged in full.

Owned Real Property. Neither Seller owns any real property.

Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. The Sellers have delivered to the Buyers complete and accurate copies of the Leases. With respect to each Lease:

such Lease is valid, binding, enforceable and in full force and effect;

such Lease is assignable by the applicable Seller to the Buyers without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such Lease will continue to be, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

neither Seller nor, to the knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by either Seller or, to the knowledge of the Sellers, any other party under such Lease;

there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

neither Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

neither Seller is aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by either Seller of the property subject thereto.

Intellectual Property.

Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Sellers and (ii) each Customer Deliverable of the Sellers.

Each of the Sellers owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Upon execution and delivery by the Sellers to the Buyers of the instruments of conveyance referred to in Section 1.5(b)(iii), each item of Seller Intellectual Property will be owned or available for use by the Buyers immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Each Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Seller Intellectual Property owned by either Seller (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of the Sellers, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property. No person or entity listed in Section 2.13(b) or Section 2.20 of the Disclosure Schedule as having not signed an assignment of inventions agreement has been involved in, or otherwise responsible for, the development or conception of any portion of any material Seller Intellectual Property.

None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by either Seller alleging any such infringement, violation or misappropriation; and the Sellers have provided to the Buyer complete and accurate copies of all written documentation in the possession of either Seller relating to any such complaint, claim, notice or threat. The Sellers have provided to the Buyer complete and accurate copies of all written documentation in either Seller’s possession relating to claims or disputes known to the Sellers concerning any Seller Intellectual Property.

Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which either Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, neither Seller has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

Section 2.13(e) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Sellers, and the license or agreement pursuant to which the Seller or a Subsidiary uses such Seller Intellectual Property (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses).

Section 2.13(f) of the Disclosure Schedule lists all Open Source Materials that either Seller has used in the research, development, design, distribution, manufacture, testing or use of any Customer Deliverables or Internal Systems in any way. Except as set forth in Section 2.13(f) of the Disclosure Schedule, neither Seller has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials in any manner that (with respect to either clause (i), (ii) or (iii) above) would (A) create, or purport to create, obligations for either Seller, (B) require, or purport to require, the licensing of any Software or any software licensed to either Seller for the purpose of making derivative works, (C) grant, or purport to grant, to any third party any rights or immunities under Intellectual Property rights owned by or licensed to either Seller, (D) impose, or purport to impose, any restriction on the consideration to be charged either Seller for the distribution of any Software or any software licensed to either Seller, or (E) impose, or purport to impose, any other material limitation, restriction, or condition on the right of either Seller to use or distribute any Software or any software licensed to either Seller. Without limiting the generality of the foregoing, neither Seller has used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

Neither Seller has disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and each Seller has taken reasonable measures to prevent disclosure of such source code.

All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of a Seller within the scope of their employment by such Seller or by independent contractors of a Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to such Seller. No portion of such copyrightable materials was jointly developed with any third party.

The Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

Contracts.

Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which either Seller is a party as of the date of this Agreement:

any agreement (or group of related agreements) for the lease of personal property from or to third parties;

any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of US$10,000, or (C) in which a Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

any agreement for the disposition of any significant portion of the assets or business of either Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory, components or supplies in the Ordinary Course of Business);

any agreement imposing a confidentiality or noncompetition obligation on either Seller;

any employment or consulting agreement;

any agreement between either Seller and any current or former officer, director or stockholder of either Seller or an Affiliate thereof;

any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of either Buyers or any of either Buyer’s Affiliates following the Closing;

any agreement which contains any provisions requiring either Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

The Sellers have delivered to the Buyers a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is valid, binding and enforceable, in accordance with its respective terms, and in full force and effect; (ii) for those agreements to which either Seller is a party, the agreement is assignable by such Seller to the Buyers without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Seller nor, to the knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by either Seller or, to the knowledge of the Sellers, any other party under such agreement.

Accounts Receivable. All accounts receivable of the Sellers reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Sellers that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither Seller has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

[Intentionally Omitted.]

Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which either Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and each Seller is otherwise in compliance in all material respects with the terms of such policies. The Sellers have no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against either Seller which (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees issued by a court of competent jurisdiction outstanding against either Seller.

Warranties. No product or service sold, licensed or delivered by either Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) pursuant to the agreements listed in Section 2.19 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which such Seller has any liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Sellers in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Sellers do not know of any reason why such expenses should reasonably be expected to significantly increase as a percentage of sales in the future.

Employees.

Section 2.20 of the Disclosure Schedule contains a list of all employees of PureSight-Israel, along with the position and the annual rate of compensation of each such person. Each current or past employee of each Seller has entered into a confidentiality/assignment of inventions agreement with such Seller, a copy or form of which has previously been delivered to the Buyers. Section 2.20 of the Disclosure Schedule contains a list of all employees of each Seller who are a party to a non-competition agreement with either Seller; copies of such agreements have previously been delivered to the Buyers. PureSight-US does not employ any individuals other than Cleve Adams. Section 2.20 of the Disclosure Schedule contains a list of all employees of PureSight-Israel that are not citizens of Israel. To the knowledge of the Sellers, no key employee or group of employees has any plans to terminate employment with the Sellers (other than for the purpose of accepting employment with BCGI-Israel following the Closing) or not to accept employment with BCGI-Israel.

Neither Seller is a party to or bound by any collective bargaining agreement (apart from any collective bargaining agreements in Israel regarding PureSite-Israel’s employees which may have been extended through extension orders), nor has either of them experienced any strikes, grievances or other collective bargaining disputes. Neither Seller has any knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of either Seller.

Employee Benefits.

Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of all Seller Plans that have been reduced to writing and all related trust agreements have been delivered to the Buyers.

Each Seller Plan has been administered in all material respects in accordance with its terms.

Each Seller has paid all of its current employees all wages and ancillary and other expenses payable with respect to their employment with such Seller and has made all of the required contributions under law and/or agreement with respect to the employees’ employment, including, as applicable, for accrued leave, convalescence, pension, retirement, severance, commissions and bonuses pursuant to employment agreements, custom, law or as otherwise required.

There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Sellers (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation.

No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Sellers to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

Environmental Matters.

Each Seller has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving either Seller.

Neither Seller has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

Neither Seller is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by either Seller (whether conducted by or on behalf of such Seller or a third party, and whether done at the initiative of such Seller or directed by a Governmental Entity or other third party) which either Seller has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyers.

The Sellers are not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by either Seller.

Legal Compliance. Each Seller is currently conducting, and has at all times since inception conducted, its respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Neither Seller has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Sellers during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Sellers. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Sellers. All unfilled customer orders and commitments obligating either Seller to process, manufacture or deliver products or perform services were made, and are being filled, in the Ordinary Course of Business.

Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by each Seller. Such listed Permits are the only Permits that are required for the Sellers to conduct their respective businesses as presently conducted. Each such Permit is in full force and effect; the appropriate Seller is in material compliance with the terms of each such Permit, and, neither Sellers has received any written notice as to any threatened suspension or cancellation of such Permit.

Certain Business Relationships With Affiliates. No Affiliate of either Seller (other than the Sellers) (a) owns any property or right, tangible or intangible, which is used in the business of the Sellers, (b) has any claim or cause of action against either Seller, or (c) owes any money to, or is owed any money by, either Seller. Section 2.26 of the Disclosure Schedule describes any commercial transactions between either Seller and any Affiliate of either Seller which occurred or have existed since the beginning of the time period covered by the Financial Statements.

Brokers’ Fees. Neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Books and Records. The minute books and other similar records of the Sellers contain complete and accurate records of all actions taken at any meetings of such Seller’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Sellers and have been maintained in accordance with good business and bookkeeping practices.

Disclosure. No representation or warranty by the Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule or the Seller Certificate, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Notwithstanding the foregoing, the Sellers shall not be deemed to make to the Buyers any representation or warranty (express or implied) other than as expressly made by the Sellers in this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer, jointly and severally, represents and warrants to the Sellers that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as to the Closing as though made as of the Closing.

Organization and Corporate Power. Cellular Express is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and BCGI-Israel is a company duly organized, validly existing and in corporate and tax good standing under the laws of Israel. Each Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Authorization of the Transaction. Each Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by each Buyer of this Agreement and the Ancillary Agreements, the performance by the Buyers of this Agreement and the Ancillary Agreements, and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by such Buyer, will constitute, a valid and binding obligation of such Buyer, enforceable against it in accordance with its respective terms.

Noncontravention. Neither the execution and delivery by either Buyer of this Agreement or the Ancillary Agreements, nor the consummation by either Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Organization or by-laws of Cellular Express or the Articles of Association of BCGI-Israel, (b) require on the part of either Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which either Buyer is a party or by which it is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of either Buyer or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Buyer or any of its properties or assets.

Disclosure. No representation or warranty by the Buyers contained in this Agreement, and no statement contained in the Buyer Certificates, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Notwithstanding anything to the contrary, the Buyers shall not be deemed to make to the Sellers any representation or warranty (express or implied) other than as expressly made by the Buyers in this Agreement.

Independent Investigation. The Buyers, in entering into the transactions contemplated in this Agreement, have relied upon an independent investigation made by themselves and their representatives, if any, and information furnished to them by the Sellers. In making their decision to enter and execute this Agreement, the Buyers are not relying on any oral representations or assurances from Seller or any other person. The Buyers have such experience in business and financial matters that they are capable of evaluating the risks involved in the contemplated transaction.

PRE-CLOSING COVENANTS

Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

Governmental and Third-Party Notices and Consents.

Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

Each Seller shall use its respective commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, including, with respect to PureSight-Israel if so requested by BCGI-Israel prior to the Closing, the written consent of the Israeli Investment Center regarding the assignment of PureSight-Israel’s rights and obligations under the Approved Enterprise Scheme to BCGI-Israel, including any Grants associated therewith, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Sellers to the Buyers (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Sellers, after using their commercially reasonable efforts, are unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the applicable Seller to the Buyers at the Closing and the Buyers shall not assume such Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Sellers shall continue to use their commercially reasonable efforts to obtain the necessary consent or approval as soon as practicable after the Closing, and (C) upon the obtaining of such consent or approval, the Buyers and the Sellers shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Sellers) to the Buyers.

Stockholder Approval.

PureSight-US shall use its commercially reasonable efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. If the Requisite Stockholder Approval is obtained by means of a written consent, PureSight-US shall send, pursuant to Section 228 of the Delaware General Corporation Law, a written notice to all stockholders of PureSight-US that did not execute such written consent informing them that the sale of the Acquired Assets as contemplated by this Agreement was approved by the stockholders of PureSight-US.

Blumberg Capital I, L.P., Blumberg Capital Affiliates I, L.P. and Hitachi Ltd. each agree (i) to vote all shares of capital stock of PureSight-US that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, (ii) not to vote any such shares in favor of any other acquisition (whether by way of merger, consolidation, share, exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of PureSight-US or PureSight-Israel and (iii) otherwise to use his, her or its commercially reasonable efforts to obtain the Requisite Stockholder Approval.

Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each Seller shall (conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, neither Seller shall, without the written consent of the Buyers:

issue or sell any shares or other securities of such Seller or any options, warrants or other rights to acquire any such shares or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule) or (except in the Ordinary Course of Business) hire any new officers or any new employees;

acquire, sell, lease, license or dispose of any of the Acquired Assets, other than purchases and sales of assets in the Ordinary Course of Business;

mortgage or pledge any of the Acquired Assets or subject any such property or assets to any Security Interest;

amend its charter, by-laws, Articles of Association or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

change its accounting methods, principles or practices, except insofar as may be required by a change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.14 of the Disclosure Schedule;

make or commit to make any capital expenditure in excess of $10,000 in the aggregate;

institute or settle any Legal Proceeding;

take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

agree in writing or otherwise to take any of the foregoing actions.

Access to Information. Each Seller shall permit representatives of the Buyers to have reasonable access (at all reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Sellers) to all premises, properties, financial, tax and accounting records (including the work papers of either Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Sellers for the purpose of performing such inspections and tests as the Buyers deems necessary or appropriate. The Buyers shall hold any such information that is Proprietary Information (as defined in the Confidentiality Agreement) in accordance with the Confidentiality Agreement (to the same extent and as if they were parties thereto).

Termination of PureSight-Israel Employees. Concurrently with the execution of this Agreement, PureSight-Israel shall provide a notice to all of its employees, terminating their employment effective as of the Closing Date, and PureSight-Israel shall cease to employ all of its employees effective as of the Closing Date. BCGI-Israel, at its discretion, shall offer (directly or through any of Buyers’ Affiliates) PureSight-Israel’s employees employment with BCGI-Israel or an Affiliate effective as of the Closing Date, on substantially the terms and conditions as included in the form employment agreement attached hereto as Exhibit E. Sellers shall use their best efforts in order to cause each of their employees to execute a waiver substantially in the form attached as Exhibit F-4 hereto. It is hereby clarified that no representation is being made herein with respect to the terms and conditions of employment of any of PureSight-Israel’s employees by BCGI-Israel or its Affiliates (including the period of such employment) and in any event, no representation of the Parties herein shall confer any rights or remedies upon any employees of Sellers, and such employees shall not be deemed hereunder, as third party beneficiaries. Prior to or upon the Closing Date, each Seller shall pay all of its current employees, all wages and all ancillary and other expenses payable with respect to their period of employment with such Seller and the termination thereof, shall fulfill all of its obligations under the applicable Seller Plans and shall make all of the required contributions under law and/or agreement with respect to the employees’ employment and/or termination thereof, including, as applicable, for accrued leave, convalescence, pension, retirement, severance, advance notice, commissions and bonuses pursuant to employment agreements, custom, law or as otherwise required.

Exclusivity.

Neither Seller shall, and each Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyers) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving either Seller or any division of either Seller, (ii) furnish any non-public information concerning the business, properties or assets of either Seller or any division of either Sellers to any party (other than the Buyers) or (iii) engage in discussions or negotiations with any party (other than the Buyers) concerning any such transaction.

The Sellers shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Sellers are terminating such discussions or negotiations. If the Sellers receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Sellers shall, within one business day after such receipt, notify the Buyers of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

CONDITIONS TO CLOSING

Conditions to Obligations of each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition: the sale of the Acquired Assets by PureSight-US to the Buyers as contemplated by this Agreement shall have received the Requisite Stockholder Approval.

Conditions to Obligations of the Buyer. The obligation of the Buyers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

the Sellers shall have obtained at their own expense (and shall have provided copies thereof to the Buyers) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Sellers, including without limitation, the written consent of the Israeli Investment Center;

the representations and warranties of the Sellers set forth in the first sentence of Section 2.1and in Section 2.3 and any representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Sellers shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

each Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) restrain or prohibit consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyers to own, operate or control any of the Acquired Assets, or to conduct the business of the Sellers as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

the Sellers shall have delivered to the Buyers the Seller Certificates;

the Sellers shall have delivered to the Buyers documents evidencing the release or termination of all Security Interests on the Acquired Assets, including without limitation, requests for the termination of all outstanding charges registered with the Israeli Registrar of Companies duly executed by all relevant creditors, including with respect to a charge registered on August 7, 2002 and a charge registered on March 18, 2004, as well as certification issued by the Israeli Registrar of Companies confirming the termination of all charges with respect to PureSight-Israel’s assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;

the Buyers shall have received from counsel to the Sellers opinions in substantially the forms attached hereto as Exhibit G-1 and Exhibit G-2, addressed to the Buyers and dated as of the Closing Date;

the Buyers shall have received such other certificates and instruments (including certificates of good standing of the Sellers, if applicable, in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, including authorizations from the Israeli Income Tax Authority with regard to PureSight-Israel’s tax deductions and managing accounting ledgers; certified charter documents; certificates as to the incumbency of officers; and the adoption of authorizing resolutions) as they shall reasonably request in connection with the Closing;

each of Netta Mendolson, Royi Cohen and Ouri Azoulay shall have entered into employment agreements with the Buyer in substantially the forms attached hereto as Exhibit F-1, Exhibit F-2 and Exhibit F-3, respectively, and approved by the Buyers;

Cleve Adams shall have entered into a consulting agreement with the Buyer in the form attached hereto as Exhibit H;

the Seller shall have delivered to the Buyer the Financial Statements;

at least 80% of the employees of PureSight-Israel shall have (i) agreed to become employed by BCGI-Israel (and signed an employment agreement in substantially the form attached hereto as Exhibit E) effective upon the Closing and (ii) executed the waiver in the form attached hereto as Exhibit F-4;

the Buyers shall have received a written confirmation issued by an Israeli CPA declaring that all amounts to be allocated and/or deposited in accordance with the Employee Benefit Plans with respect to all of PureSite-Israel’s officers and/or employees have been duly allocated and/or deposited as of the Closing Date;

the Buyers shall have received a written confirmation issued by an Israeli CPA declaring that all payments and/or contributions required to be made under law and/or agreement with respect to the employment and termination of PureSite-Israel’s officers and/or employees have been duly paid and/or contributed in full as of the Closing Date, including, with respect to accrued leave, convalescence, pension, retirement, severance, advance notice, commissions and bonuses pursuant to employment agreements, custom, law or as otherwise required; and

the Buyers shall have received written documentation, reasonably satisfactory to the Buyers, that the source code escrow arrangement in place with Hitachi has been terminated, which written documentation shall include a statement to the effect that (i) no source code has previously been released under such arrangement and (ii) Hitachi has no rights in or to any source code of the Sellers.

the Buyers shall have received a copy of the resolutions approved by the Board of Directors of PureSight-US terminating and/or rescinding the option grants listed on Section 2.2 of the Disclosure Schedule.

Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

the representations and warranties of the Buyers set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyers set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

each Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) restrain or prohibit consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

the Buyers shall have delivered to the Sellers the Buyer Certificates; and

the Sellers shall have received such other certificates and instruments (including certificates of good standing of the Buyers in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as they shall reasonably request in connection with the Closing.

POST-CLOSING COVENANTS

Proprietary Information. From and after the Closing, each Seller agrees that it shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Sellers’ business or the Buyers or its business (including the financial information, technical information or data relating to the Sellers’ products and names of customers of the Sellers, as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by a Seller or an Affiliate thereof. The Sellers hereby authorize the Buyers, on behalf of the Sellers but for the benefit of the Buyers and at the Buyers’ expense, to enforce all confidentiality, invention assignments and similar agreements between either Seller and any other party, including current or former employees and other third parties, relating to the Acquired Assets or the business of the Sellers that are not Assigned Contracts.

Solicitation and Hiring.

For a period of two years after the Closing Date, neither Seller shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with either Buyer or any subsidiary of either Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with either Buyer or a subsidiary of either Buyer has been terminated. The Sellers hereby authorize the Buyers, on behalf of the Sellers but for the benefit of the Buyers and at the Buyers’ expense, to enforce all non-solicitation, non-hiring and similar agreements between either Seller and any other party, including current or former employees and other third parties, that are not Assigned Contracts.

For a period of two years following the termination of this Agreement pursuant to the provisions of Article VIII hereof, neither Buyer shall, either directly or indirectly (through a recruiter or intermediary) solicit or attempt to induce any individual who is employed by either Seller as of the date of this Agreement to terminate his employment with such Seller; provided, however, that this Section 6.2(b) shall not limit any Buyer’s right to continue customary general advertisement for employees. The Parties agree that irreparable damage might occur in the event that the provisions of this Section 6.2(b) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that the Sellers shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.2(b) and to seek to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity.

Non-Competition.

For a period of three years after the Closing Date, neither Seller shall, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Sellers within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Sellers as conducted as of the Closing Date or during the three-year period prior to the Closing Date. The Sellers hereby authorize the Buyers, on behalf of the Sellers but for the benefit of the Buyers and at the Buyers’ expense, to enforce all non-competition and similar agreements between either Seller and any other party, including current or former employees and other third parties, that are not Assigned Contracts.

Each Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Sellers agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Sellers intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America, including, without limitation, Israel, where this provision is intended to be effective.

Each Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Sellers to the Buyers.

Tax Matters. All transfer taxes, deed excise stamps, stamp duty and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Sellers; provided, that, in accordance with Sections 1.3 and 1.4 hereof, BCGI-Israel shall pay to PureSight-Israel the VAT, which PureSight-Israel shall pay to the appropriate taxing authorities in accordance with Section 6.11 hereof.

Sharing of Data.

The Sellers shall have the right for a period of five years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyers pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Sellers prior to the Closing Date and for complying with their respective obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyers shall have the right for a period of five years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing is reasonably needed by the Buyers for the purpose of conducting the business of the Sellers after the Closing and complying with their respective obligations under applicable securities, tax, environmental, employment or other laws and regulations. No Party shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

Promptly upon the reasonable request by the Buyers made at any time following the Closing Date, the Sellers shall authorize the release to the Buyers of all files pertaining to the Sellers, the Acquired Assets or the business or operations of the Sellers or the Subsidiaries held by any federal, state, county or local authorities, agencies or instrumentalities.

Use of Name. The Sellers shall not use, and shall not permit any Affiliate to use, the names “PureSight”, “Icognito” or “Geni” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Sellers on the date of this Agreement. Within one business day following the Closing, (i) PureSight-US shall amend its Certificate of Incorporation and other corporate records, if necessary, to comply with this provision and (ii) PureSight-Israel shall file with the Company Registrar a shareholder resolution amending its Articles of Association and other corporate records, if necessary, to comply with this provision.

Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Sellers or the Buyers prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

Collection of Accounts Receivable. Each Seller agrees that it shall forward promptly to the Buyers any monies, checks or instruments received by such Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Sellers pursuant to this Agreement. Each Seller shall provide to the Buyers such reasonable assistance as the Buyers may request with respect to the collection of any such accounts receivable, provided the Buyers pay the reasonable out-of-pocket expenses of the Sellers and their respective officers, directors and employees incurred in providing such assistance. Each Seller hereby grants to the Buyers a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Sellers or its order which are received by either Buyer and which relate to accounts receivable purchased by the Buyers from the Sellers. Notwithstanding the foregoing, the Buyers shall promptly remit to the Sellers the first $100,000 of monies received by the Buyers after the Closing Date with respect to the accounts receivable purchased by the Buyers from the Sellers pursuant to this Agreement and such amount shall be deemed to be an Excluded Asset for purposes of this Agreement.

Maintenance of Corporate Existence; Restriction on Dividends and Distributions. For a period of twelve months following the Closing Date, no Seller shall dispose, set aside or pay any dividend or other distribution in cash or other property (other than capital stock of the Seller) in respect of its stock if, following such dividend or distribution the Sellers would hold cash in an amount that is less than the sum of (A) an aggregate amount for both Sellers of $550,000 plus (B) the amount that would be required to satisfy all of such Seller’s liabilities and third-party obligations in full.

Transfer of Approved Enterprise Status. To the extent that PureSight-Israel’s Approved Enterprise status and any Grants associated therewith have not been fully transferred to BCGI-Israel on or prior to the Closing Date, PureSight-Israel shall, if requested by BCGI-Israel, approach the investment Center of the Ministry of Industry, Trade and Labor and use its commercially reasonable best efforts following the Closing in order to obtain, at its expense, the written consent of the Israeli Investment Center regarding the assignment of PureSight-Israel’s rights and obligations under the Approved Enterprise Scheme to BCGI-Israel, including any Grants associated therewith.

VAT. PureSight-Israel shall, promptly following the Closing and in any event within the timeframe required by applicable laws, rules and regulations, pay to the appropriate taxing authorities the VAT.

INDEMNIFICATION

Indemnification by the Sellers. The Sellers, jointly and severally, shall indemnify the Buyers in respect of, and hold the Buyers harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Sellers contained in this Agreement or in the Seller Certificates;

any failure to perform any covenant or agreement of the Sellers contained in this Agreement or any Ancillary Agreement; or

any Retained Liabilities.

Indemnification by the Buyers. The Buyers, jointly and severally, shall indemnify the Sellers in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Sellers resulting from, relating to or constituting:

any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or in the Buyer Certificates;

any failure to perform any covenant or agreement of the Buyers contained in this Agreement or any Ancillary Agreement; or

any Assumed Liabilities.

Indemnification Claims.

An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes pursuant to the written advice of counsel that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent pursuant to the Escrow Agreement.

Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent pursuant to the terms of the Escrow Agreement, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent pursuant to the terms of the Escrow Agreement, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, New York, in accordance with Section 10.12. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent pursuant to the terms of the Escrow Agreement, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).

If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions.

In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

The Parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

No depositions or other discovery shall be conducted in connection with the arbitration.

Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the Parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the Parties.

In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) to the extent such Indemnified Party expects to seek indemnification in accordance with the provisions of this Article VII, such Indemnified Party shall be entitled to satisfy such obligation with prior notice to or consent from the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) to the extent the fulfillment of such obligation is consistent with the consent from the Indemnifying Party, such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date twelve months following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver (other than an explicit waiver in writing signed by the Indemnified Party) by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

Limitations.

For purposes solely of this Article VII, all representations and warranties of the Sellers in Article II (other than Sections 2.7 and 2.29) shall be construed as if the term “material” and any reference to “Seller Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties. Notwithstanding anything to the contrary herein, the Sellers shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which the Sellers would otherwise be liable under Section 7.1(a) exceed US$50,000 (at which point the Sellers shall become liable for the aggregate Damages under Section 7.1(a), and not just amounts in excess of US$50,000). Notwithstanding anything to the contrary herein, the aggregate liability of the Sellers for Damages under Section 7.1(a) with respect to claims for which a Claim Notice or an Expected Claim Notice is delivered on or prior to the date that is twelve months following the Closing Date shall not exceed the sum of the Escrow Amount plus US$550,000. The Sellers shall not be liable for Damages under Section 7.1(a) with respect to claims for which a Claim Notice or an Expected Claim Notice is delivered after the date that is twelve months following the Closing Date.

For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties. Notwithstanding anything to the contrary herein, the Buyers shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which the Buyers would otherwise be liable under Section 7.2(a) exceed US$50,000 (at which point the Buyers shall become liable for the aggregate Damages under Section 7.2(a), and not just amounts in excess of US$50,000). Notwithstanding anything to the contrary herein, the aggregate liability of the Buyers for Damages under Section 7.2(a) with respect to claims for which a Claim Notice or an Expected Claim Notice is delivered on or prior to the date that is twelve months following the Closing Date shall not exceed $1,100,000. The Buyers shall not be liable for Damages under Section 7.2(a) with respect to claims for which a Claim Notice or an Expected Claim Notice is delivered after the date that is twelve months following the Closing Date.

The Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Fund but shall be limited under the limitations set forth in Section 7.5(a) above and, subject to the limitations set forth in Section 7.5(a) above, the Escrow Agreement shall not be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Seller unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.

Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII, pursuant to Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

Certain Offsets. Any indemnification payment made pursuant to this Article VII shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party with respect to the Damages incurred or suffered by the Indemnified Party that are the subject of such indemnification payment.

Exclusive Remedy. After the Closing Date, this Article VII shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, other than for fraud or intentional misrepresentation.

TERMINATION

Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

the Parties may terminate this Agreement by mutual written consent;

the Buyers may terminate this Agreement by giving written notice to the Sellers in the event any Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyers to the Sellers of written notice of such breach; provided, however, that the right to terminate this Agreement by the Buyers shall not be available to the Buyers if either Buyer is at that time in material breach of this Agreement;

the Sellers may terminate this Agreement by giving written notice to the Buyers in the event any Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Sellers to the Buyers of written notice of such breach; provided, however, that the right to terminate this Agreement by the Sellers shall not be available to the Sellers if either Seller is at that time in material breach of this Agreement;

either Party may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of PureSight-US have voted on whether to approve the sale of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Stockholder Approval;

the Buyers may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before July 31, 2005 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by either Buyer of any representation, warranty or covenant contained in this Agreement); or

the Sellers may terminate this Agreement by giving written notice to the Buyers if the Closing shall not have occurred on or before July 31, 2005 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by either Seller of any representation, warranty or covenant contained in this Agreement).

Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties; provided that (a) the provisions of Section 6.2(b) (Solicitation and Hiring), Section 10.1 (Press Releases and Announcements), Section 10.8 (Governing Law) and Section 10.11 (Expenses) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement; (b) the Confidentiality Agreement shall continue in full force and effect, and shall survive any termination of this Agreement in accordance with its terms; and (c) nothing herein shall relieve any Party from liability for willful breaches of this Agreement prior to such termination.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Accountant” shall mean an accountant, generally a member of the dispute resolution group, at a mutually agreed accounting firm.

“Acquired Assets” shall mean (i) the trademarks of PureSight-US, each of which is listed in Schedule 1.1 attached hereto, and (ii) all of the assets, properties and rights of PureSight-Israel existing as of the Closing, excluding the Excluded Assets, but including:

all trade and other accounts receivable and notes and loans receivable that are payable to either Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by either Seller for the payment thereof; provided that the first $100,000 of monies collected by the Buyers from any accounts receivable shall be deemed to be an Excluded Asset and shall be paid to the Sellers in accordance with the provisions of Section 6.8 of this Agreement;

all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

all Intellectual Property;

all rights under Assigned Contracts;

all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials; and

to the extent transferred before, on or after Closing Date, all rights of the Sellers under the Approved Enterprise Scheme and any Grants associated therewith.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the Escrow Agreement, the instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

“Arbitrator” shall have the meaning set forth in Section 7.3(e).

“Assigned Contracts” shall mean any contracts, agreements or instruments to which either Seller is a party, including any agreements or instruments securing any amounts owed to either Seller, any leases or subleases of real property, any confidentiality agreements, assignment of inventions and similar agreements with consultants or other third parties and any licenses or sublicenses relating to Intellectual Property; provided, that the agreements, contracts, leases or licenses listed on Schedule 1.1(b) shall not be Assigned Contracts.

“Assumed Liabilities” shall mean the following obligations of the Sellers and no other obligations or liabilities:

(a) all obligations of the Sellers arising after the Closing under the Assigned Contracts; and

(b) liabilities incurred by any Seller with respect to its obligations to provide maintenance services and technical support (but not with respect to warranty or similar claims) with regard to products sold by such Seller in the Ordinary Course of Business and delivered by either Seller prior to the Closing Date.

“Buyer” or “Buyers” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificates” shall mean certificates of each Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyers) of Section 5.3 is satisfied in all respects.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Confidentiality Agreement” shall mean the Confidentiality Agreement by and between Boston Communications Group, Inc. and PureSight-US, dated as of December 2, 2004

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Deliverables” shall mean (a) the products that the Seller or any Subsidiary (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous five years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Seller or any Subsidiary (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

“Damages” shall mean any and all debts, obligations and other liabilities monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), “provident fund” (as defined in Section 47(a)(2) of the Israeli Income Tax Ordinance), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any U.S. federal, state or local, Israeli or other country’s law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller or a Subsidiary.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Agent” shall mean JP Morgan Chase.

“Escrow Amount” shall have the meaning set forth in Section 1.4.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4.

“Excluded Assets” shall mean the following assets of the Seller:

(a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(b) all rights relating to refunds, recovery or recoupment of Taxes;

(c) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d) those assets listed on Schedule 1.1(b) attached hereto;

(e) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans;

(f) all cash, short-term investments, deposits, bank accounts and other similar assets;

(g) the corporate charter, taxpayer and other identification numbers, seals, minute books, share transfer books, blank share certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as corporations;

(h) rights and Claims under any D&O insurance policy of the Sellers;

(i) all insurance policies of the Sellers, as well as all proceeds which may be payable thereunder and all rights and Claims under insurance policies of Seller;

(j) rights of the Sellers under this Agreement and the Ancillary Agreements, all as the same exist on the Closing Date;

(k) PureSight-US’s rights with respect to the loans made by PureSight-US to PureSight-Israel or any similar agreement or arrangement by which PureSight-US loaned funds to PureSight-Israel (collectively, the “PureSight Loan Agreement”); and

(l) the shares of capital stock of PureSight-Israel and the shares of capital stock of any other corporation or entity that is an Affiliate of either Seller.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Financial Statements” shall mean:

the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of PureSight-US as of the end of and for each of the last three fiscal years, and the unaudited consolidated balance sheet as of April 30, 2005 and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of PureSight-US for the four months ended April 30, 2005.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any U.S., Israeli and/or any other country’s court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Grant” shall mean any grant, tax benefit, incentive or subsidy from any Israeli or other Governmental Body, including in relation to “Approved Enterprise Status” from the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of either Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which either Seller leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the audited consolidated balance sheet of PureSight-US as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean December 31, 2004.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyers and the Sellers.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Purchase Price” shall mean the purchase price to be paid by the Buyers for the Acquired Assets at the Closing, as set forth in Section 1.3.

“PureSight Loan Agreement” shall have the meaning assigned to such term in the definition of Excluded Assets.

“Requisite Stockholder Approval” shall mean the approval of the sale of the Acquired Assets of PureSight-US by PureSight-US to the Buyers as contemplated by this Agreement by (i) a majority of the votes represented by the outstanding shares of capital stock of PureSight-US entitled to vote thereon and (ii) a majority of the votes represented by the outstanding shares of Series A Preferred Stock of PureSight-US entitled to vote thereon.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (i) was an employee of either Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of either Seller on either the date of this Agreement or the Closing Date and received an employment offer from either Buyer within five business days following the Closing Date.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Sellers which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Sellers:

(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Sellers to the Buyers of the Acquired Assets;

(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c) under this Agreement or the Ancillary Agreements;

(d) for any Taxes, including deferred taxes or taxes measured by income of any Seller earned prior to, on or after the Closing, any liabilities for federal or state income tax, FICA taxes and withholding taxes of employees of any Seller which any Seller is legally obligated to withhold, any liabilities of any Seller for employer FICA and unemployment taxes incurred, and any liabilities of any Seller for sales, use or excise taxes or customs and duties; and all liabilities and obligations of any Seller arising before, on or after the Closing under the Employee Benefit Plans;

(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f) arising prior to the Closing under the Assigned Contracts (except to the extent set forth in clause (b) of the definition of Assumed Liabilities), and all liabilities for any breach, act or omission by any Seller prior to the Closing under any Assigned Contract;

(g) except to the extent set forth in clause (b) of the definition of Assumed Liabilities, for repair, replacement or return of products manufactured, licensed or sold by any Seller before, on or after the Closing, including without limitation, all obligations and liabilities to replace or repair products pursuant to any warranty claims against either Seller arising before, on or after the Closing Date with regard to products sold or delivered by either Seller prior to the Closing Date.

(h) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(i) to pay severance benefits to any employee of any Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of any Seller that arose under any federal or state law or under any Employee Benefit Plan established or maintained by any Seller;

(j) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of any Seller or was serving at the request of any Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(k) resulting from injury to or death of persons or damage to or destruction of property (including any workers compensation claim);

(l) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to (A) employees or former employees of any Seller that are employed by either Buyer after the Closing based upon (1) exposure to conditions in existence prior to the Closing or (2) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing) and (B) employees or former employees of any Seller that are not employed by either Buyer after the Closing;

(m) all liabilities and obligations of any Seller arising before, on or after the Closing under the Employee Benefit Plans;

(n) all liabilities and obligations of the Sellers under the PureSight Loan Agreement and any other obligation of PureSight-Israel to PureSight-US under any other agreement or arrangement; and

(o) all liabilities and obligations of the Sellers under the Convertible Secured Bridge Note, dated January 30, 2004, the Convertible Debenture issued pursuant to the Share Purchase and Convertible Loan Agreement, dated May 24, 2002, and any other notes, debentures and other securities that any Seller has issued to any person.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, tax lien or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, social security, retirement, and similar legislation, (iii) tax liens of Taxes not yet due and payable and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

“Seller” or “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificates” shall mean certificates of each Seller to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Sellers) of Section 5.2 is satisfied in all respects.

“Seller Intellectual Property” shall mean the Intellectual Property owned by or licensed to either Seller and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Sellers, taken as a whole, or (ii) the ability of the Buyers to operate the business of the Sellers immediately after the Closing; other than any change, event, circumstance, development or effect arising solely and directly from (i) the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) any economic, political or industry condition or effect that affects the economy in general or affects the Sellers’ industry on an industry-wide basis, and in each case not specifically relating to, or disproportionately affecting, the Sellers. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller or any ERISA Affiliate.

“Software” shall mean any of the software owned by any Seller.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America, the State of Israel or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States, Israel or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“VAT” shall mean the amount of Value Added Tax required to be paid by applicable law by BCGI-Israel to PureSight-Israel in connection with the purchase by BCGI-Israel of the Acquired Assets hereunder.

MISCELLANEOUS

Press Releases and Announcements. The Sellers shall not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyers. The Buyers shall not issue any press release or public announcement relating to the subject matter of this Agreement, unless the Sellers shall have first been given a copy of the draft of such press release or public announcement and an opportunity to comment thereon.

No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party; provided that either Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Boston Communications Group, Inc.; provided, however, that such assignment shall not relieve BCGI-US or BCGI-Israel from their respective duties and obligations hereunder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:
PureSight, Inc.	Howard Rice Nemerovski Canady Falk & Rabkin
300 Avenida de las Palmeras	Three Embarcadero Center – 7th Floor
San Clemente, CA 92672	San Francisco, CA 94111-4024
Attn: President	Attn: Michael Sullivan, Esq.

PureSight Ltd.	Berkman Whecsler Sahar Bloom & co.
300 Ave Palmeras	Law Offices
San Clemente, CA 92672	1Azrieli Center, Tel-Aviv Israel 67021
Attn: Chief Executive Officer	Attn: Alon Sahar, Adv.

If to the Buyer:	Copy to:
Boston Communications Group, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
55 Middlesex Turnpike	Bay Colony Corporate Center
Bedford, MA 01730	1100 Winter Street, Suite 4650
Attn: General Counsel	Waltham, MA 02451
Attn: Michael D. Bain, Esq.

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Expenses. Except as set forth in Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be (a) borne by any Subsidiary or (b) paid until after the Closing.

Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

Construction.

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Any reference herein to “including” shall be interpreted as “including without limitation”.

Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CELLULAR EXPRESS, INC.

By:	/s/ Frederick E. von Mering
Name:	Frederick E. von Mering
Title:	Chief Operating Officer

bcgi TECHNOLOGIES LTD.

By:	/s/ Frederick E. von Mering
Name:	Frederick E. von Mering
Title:	Chief Operating Officer

PURESIGHT, INC.

By:	/s/ J. Cleve Adams
Name:	J. Cleve Adams
Title:	Chief Executive Officer

PURESIGHT, LTD.

By:	/s/ Ouri Azoulay
Name:	Ouri Azoulay
Title:	General Manager

The following stockholders of the Seller hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 4.3(b).

BLUMBERG CAPITAL I, L.P.
BLUMBERG CAPITAL AFFILIATES I, L.P.

By:	/s/ David J. Blumberg
Name:	David J. Blumberg
Title:	Managing partner

BLUMBERG CAPITAL AFFILIATES I, L.P.

By:	/s/ David J. Blumberg
Name:	David J. Blumberg
Title:	Managing partner

HITACHI LTD.

By:	/s/ Michiharu Nakamura
Name:	Michiharu Nakamura
Title:	Executive Vice President